UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

APOLLO EDUCATION GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Apollo Education Group, Inc.

4025 S. Riverpoint Parkway

Phoenix, Arizona 85050

May 2, 2016

Dear Shareholder,

On or about March 23, 2016, we mailed to you a definitive proxy statement relating to a special meeting of the holders of our Class A common stock, without par value, which we refer to as Class A common stock, and the holders of our Class B common stock, without par value, which we refer to as Class B common stock, of Apollo Education Group, Inc., an Arizona corporation, which we refer to as the Company, we, us or our, called for the purpose of considering and voting upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 7, 2016, which we refer to as the merger agreement, by and among the Company, AP VIII Queso Holdings, L.P., a Delaware limited partnership, which we refer to as Parent, and Socrates Merger Sub, Inc., an Arizona corporation and wholly owned subsidiary of Parent, which we refer to as Merger Sub, as well as a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger. The special meeting of the holders of Class A and Class B common stock, which we refer to as the special meeting, was duly and properly convened on April 28, 2016 at 1:00 PM, local Phoenix time, at 4025 South Riverpoint Parkway, Phoenix, Arizona 85040, and was adjourned until 1:00 PM, local Phoenix time, on May 6, 2016 in order to provide additional time for shareholders to vote.

I am pleased to report that, on May 1, 2016, the merger agreement was amended to increase the consideration payable to holders of Class A and Class B common stock of the Company from $9.50 per share in cash to $10.00 per share in cash.

The increased $10.00 per share consideration represents a premium of approximately 52% to the closing price of our Class A common stock on January 8, 2016, immediately prior to the announcement that the Company’s board of directors, which we refer to as the board of directors, was pursuing strategic alternatives, and a premium of 29% over the Company’s 30-day volume weighted average stock price for the period ended April 29, 2016.

If you have already voted and would like to change or revoke your vote, you have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins or by attending the special meeting and voting in person. Written notice of revocation should be mailed to: 4025 South Riverpoint Parkway, Phoenix, Arizona 85040, MS CF-KX01, Attention: Corporate Secretary.

The board of directors has determined that the amended merger agreement, the transactions contemplated by the amended merger agreement (including the merger) and the voting and support agreements described in the definitive proxy statement are fair to, and in the best interests of, the Company and its shareholders, has approved and declared advisable the amended merger agreement, the transactions contemplated by the amended merger agreement (including the merger) and the voting and support agreements, and has submitted the amended merger agreement to the shareholders for their consideration and has recommended that the shareholders approve the amended merger agreement and the other proposal being submitted for shareholder approval as described in the definitive proxy statement. The board of directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. The board of directors recommends that you vote “FOR” approval of the proposal to adopt the amended merger agreement and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

The record date for the special meeting has not changed and will remain April 11, 2016. This means that only shareholders of record of the Company’s Class A and Class B common stock at the close of business on April 11, 2016 are entitled to vote on the proposals at the special meeting.

Your vote is very important. The board of directors of the Company recommends that shareholders vote FOR the proposal to adopt the amended merger agreement. If you have already delivered a properly executed proxy card, you do not need to do anything unless you wish to change your vote. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote will have the same effect as a vote “AGAINST” approval of the proposal to adopt the amended merger agreement.

Attached to this letter is a supplement to the definitive proxy statement containing additional and updated information about the Company and the amended merger agreement. Please read this document carefully and in its entirety. We also encourage you to review carefully the definitive proxy statement, as supplemented, that was previously sent to you. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of our common stock, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling toll-free at (888) 750-5834. Banks and brokers should call at (212) 750-5833.

Thank you in advance for your cooperation and continued support.

Sincerely,

Gregory W. Cappelli
Chief Executive Officer

This supplement is dated May 2, 2016.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE AMENDED MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT

Explanatory Note

This supplement to the definitive proxy statement, which we refer to as the supplement, supplements and amends the definitive proxy statement filed with the Securities and Exchange Commission by Apollo Education Group, Inc., which we refer to as the Company, on Schedule 14A on March 23, 2016, which we refer to as the definitive proxy statement, relating to the special meeting of the holders of Class A common stock and Class B common stock of the Company to consider, among other things, a proposal to adopt the merger agreement providing for the acquisition of the Company by AP VIII Queso Holdings, L.P., a Delaware limited partnership, which we refer to as Parent, an entity that is a subsidiary of funds affiliated with Apollo Management VIII, L.P., and Socrates Merger Sub, Inc., an Arizona corporation and a wholly owned subsidiary of Parent, which we refer to as Merger Sub. This supplement, the annexes to this supplement and the documents referred to in this supplement should be read in conjunction with the definitive proxy statement, the annexes to the definitive proxy statement and the documents referred to in the definitive proxy statement, each of which should be read in its entirety. Except as otherwise described in this supplement, the annexes to this supplement or the documents referred to in this supplement, the definitive proxy statement, the annexes to the definitive proxy statement and the documents referred to in the definitive proxy statement are not otherwise modified, supplemented or amended.

In this supplement, we refer to the Agreement and Plan of Merger, dated as of February 7, 2016, among the Company, Parent and Merger Sub, as the merger agreement, Amendment No. 1 to the Agreement and Plan of Merger, dated May 1, 2016, as the May 1 amendment and the merger agreement, as amended by the May 1 amendment, as the amended merger agreement. We refer to the merger of Merger Sub with and into the Company pursuant to the amended merger agreement as the merger. Defined terms used but not defined below have the meanings set forth in the definitive proxy statement.

Additional Questions and Answers About

the Special Meeting and the Merger

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the amended merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company shareholder. Please refer to the more detailed information contained elsewhere in this supplement, the annexes to this supplement, the definitive proxy statement, the annexes to the definitive proxy statement and the documents referred to in this supplement and in the definitive proxy statement, each of which you should read carefully and in its entirety. You may obtain the information incorporated by reference in this supplement without charge by following the instructions under “Where You Can Find More Information” below.

Q.	Why are you filing this supplement to the definitive proxy statement?

A.	We are filing this supplement to the definitive proxy statement because on May 1, 2016, the Company, Parent and Merger Sub entered into the May 1 amendment. This supplement provides information about the May 1 amendment, including the increase to the amended per share merger consideration, and updates to the definitive proxy statement. In addition, this supplement provides information regarding a memorandum of understanding, which we refer to as the MOU, entered into between the Company and the plaintiffs in a consolidated lawsuit in relation to the merger and definitive proxy statement, providing for the settlement of the consolidated lawsuit.

Q.	What is the effect of the May 1 amendment on the original merger agreement?

A.

The May 1 amendment increases the consideration to be paid to the Company’s shareholders for their shares of Class A and Class B common stock, if the merger is completed, to $10.00 per share in cash, without interest, which we refer to as the amended per share merger consideration, less any applicable withholding taxes, from $9.50 per share in cash, without interest, which we refer to as the original per share merger consideration, less any applicable withholding taxes.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive the amended per share merger consideration of $10.00 in cash, without interest, less any applicable withholding taxes, for each share of our Class A common stock and Class B common stock that you own.

Q.	How does the board of directors recommend that I vote?

A.	The board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

Q.	How does the amended per share merger consideration compare to the market price of our Class A common stock prior to announcement of the original merger agreement?

A.	The amended per share merger consideration represents a premium of approximately 52% to the closing price of our Class A common stock on January 8, 2016, immediately prior to the announcement that the Company’s board of directors, which we refer to as the board of directors, was pursuing strategic alternatives, and a premium of 29% over the Company’s 30-day volume weighted average stock price for the period ended April 29, 2016.

Q.	When and where is the special meeting?

A.	The special meeting of the holders of Class A and Class B common stock was duly and properly convened on April 28, 2016 at 1:00 PM, local Phoenix time, at 4025 South Riverpoint Parkway, Phoenix, Arizona 85040, and was adjourned until 1:00 PM, local Phoenix time, on May 6, 2016.

Q.	How can I change or revoke my vote?

A.	You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins or by attending the special meeting and voting in person. Written notice of revocation should be mailed to: 4025 South Riverpoint Parkway, Phoenix, Arizona 85040, MS CF-KX01, Attention: Corporate Secretary. Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone.

Q.	Who can vote at the special meeting?

A.	The record date for the special meeting has not changed and will remain April 11, 2016. This means that only shareholders of record of the Company’s Class A and Class B common stock at the close of business on April 11, 2016 are entitled to vote on the proposals at the special meeting.

Q.	Who can help answer any other questions I might have?

A.	If you have any questions or need assistance voting your shares of our common stock, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling toll-free at (888) 750-5834. Banks and brokers should call at (212) 750-5833.

Cautionary Statement Regarding Forward-Looking Statements

This supplement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby under the Private Securities Litigation Reform Act of 1995.

Statements about the Company and its business in this supplement, which are not statements of historical fact, including statements regarding the Company’s future strategy and plans and commentary regarding future results of operations and prospects, are forward-looking statements and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual plans implemented and actual results achieved may differ materially from those set forth in or implied by such statements due to various factors, including, without limitation: (i) the timing of the completion of the merger; (ii) the failure of Parent to obtain the necessary equity financing set forth in the equity commitment letters received in connection with the merger agreement or the failure of that financing to be sufficient to complete the merger and the transactions contemplated by the amended merger agreement; (iii) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger, including receipt of required regulatory approvals; (iv) the risk that regulatory agencies impose restrictions, limitations, costs, divestitures or other conditions in connection with providing regulatory approval of the merger; (v) the outcome of pending or potential litigation or governmental investigations; (vi) disruptions resulting from the proposed merger making it more difficult for the Company to maintain relationships with its students, customers, employees, suppliers and strategic partners; (vii) competitive responses to the proposed merger; (viii) unexpected costs, liabilities, charges or expenses resulting from the merger; (ix) the inability to obtain, renew or modify permits in a timely manner, or comply with government regulations; (x) the inability to retain key personnel of the Company or its subsidiaries; (xi) the occurrence of any event, change or other circumstance that could give rise to the termination of the amended merger agreement, including a termination of the amended merger agreement under circumstances that could require the Company to pay a termination fee; (xii) unexpected expenses or other challenges in integrating acquired businesses, student, consumer or regulatory impact arising from consummation of such acquisitions, and unexpected changes or developments in the acquired businesses; (xiii) diversion of management’s attention from ongoing business concerns; (xiv) limitations placed on the Company’s ability to operate its business by the amended merger agreement; (xv) the impact of increased competition from traditional public universities and proprietary educational institutions; (xvi) the impact of the initiatives to transform the University of Phoenix into a more-focused, higher-retaining and less-complex institution, including the near-term impact on enrollment; (xvii) the impact of the Company’s ongoing restructuring and cost-reduction initiatives; (xviii) impacts from actions taken by our regulators that could affect the University of Phoenix’s eligibility to participate in or the manner in which it participates in U.S. Federal and state student financial aid programs, including the recent requirement that all substantial changes be approved by the U.S. Department of Education in advance; (xix) further delay in the University of Phoenix’s pending recertification by the U.S. Department of Education for participation in Title IV student financial aid programs, or any limitations or qualifications imposed in connection with any recertification; (xx) the impact of any reduction in financial aid available to students, including active and retired military personnel, due to the U.S. government deficit reduction proposals, debt ceiling limitations, budget sequestration or otherwise; (xxi) changes in regulation of the U.S. education industry and eligibility of proprietary schools to participate in U.S. Federal student financial aid programs; (xxii) changes in the University of Phoenix’s enrollment or student mix; (xxiii) the impact on student enrollments of the announcement of the proposed merger and general economic conditions; (xxiv) the impact of third party claims that the Company’s products and services infringe their intellectual property rights; and (xxv) fluctuations in non-U.S. currencies that could impact reported operating results of foreign subsidiaries.

For a discussion of the various factors that may cause actual plans implemented and actual results achieved to differ materially from those set forth in the forward-looking statements, please refer to the risk factors and other disclosures contained in the Company’s Form 10-K for fiscal year 2015, filed with the Securities and

Exchange Commission, which we refer to as the SEC, on October 22, 2015, Form 10-Q for the quarterly period ended February 29, 2016, filed with the SEC on April 7, 2016, and other filings with the SEC which are available at www.apollo.edu. The cautionary statements referred to above also should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by the Company or persons acting on the Company’s behalf. The Company undertakes no obligation to publicly update or revise any forward-looking statements for any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Furthermore, the Company cannot guarantee future results, events, levels of activity, performance or achievements.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or, in the case of documents referred to or incorporated by reference, the dates of those documents.

Summary of the Amendment

No. 1 to the Merger Agreement

This section describes the material terms of Amendment No. 1 to the Agreement and Plan of Merger, dated as of May 1, 2016, which we refer to as the May 1 amendment. The description in this section and elsewhere in this supplement is qualified in its entirety by reference to the complete text of the May 1 amendment, a copy of which is attached as Annex A and is incorporated by reference into this supplement. This summary does not purport to be complete and may not contain all of the information about the May 1 amendment that is important to you. Accordingly, we encourage you to read carefully the May 1 amendment, which is attached to this supplement as Annex A, as well as the merger agreement, this entire supplement, the annexes to this supplement, and the documents referred to in this supplement, the definitive proxy statement, as supplemented, the annexes to the definitive proxy statement, and the documents referred to in the definitive proxy statement, each of which should be read in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this supplement and in the public filings we make with the Securities and Exchange Commission, as described in the section entitled “Where You Can Find More Information” below.

The May 1 amendment increases the consideration to be paid to the holders of Class A and Class B common stock for their shares of Class A and Class B common stock, if the merger is completed, to $10.00 per share in cash, without interest, less any applicable withholding taxes, from $9.50 per share in cash, without interest, less any applicable withholding taxes.

Update to The Special Meeting

The special meeting of the holders of Class A and Class B common stock was duly and properly convened on April 28, 2016 at 1:00 PM, local Phoenix time, at 4025 South Riverpoint Parkway, Phoenix, Arizona 85040, and was adjourned until 1:00 PM, local Phoenix time, on May 6, 2016 in order to provide additional time for shareholders to vote.

The record date for the special meeting has not changed and will remain April 11, 2016. This means that only shareholders of record of the Company’s Class A and Class B common stock at the close of business on April 11, 2016 are entitled to vote on the proposals at the special meeting.

Background of the Merger

The definitive proxy statement describes the background of the transaction up to and including February 8, 2016, the date the merger agreement was announced in a joint press release of the parties. The discussion below supplements that description up to and including the date of this supplement. For litigation developments subsequent to the date of the definitive proxy statement, see “Litigation Relating to the Merger.”

On March 23, 2016, the Company filed the definitive proxy statement with the SEC and commenced mailing the definitive proxy statement and form of proxy to the shareholders of the Company.

During the period beginning on March 23, 2016 and continuing until the date of this supplement, the Company filed an investor presentation and letters to shareholders with the SEC. An initial investor presentation was filed by the Company with the SEC on March 30, 2016. The Company also issued four letters to shareholders, which were filed on March 23, 2016, April 6, 2016, April 20, 2016 and April 26, 2016, respectively. The Company also issued a communication to its employee shareholders, which was filed on April 15, 2016.

On April 6, 2016, the Company released its financial results for the quarter ended February 29, 2016. Also on April 6, 2016, the Company announced that due to the pending merger transaction and the challenges in accurately forecasting operating results during the implementation of the transformational plan for the University of Phoenix, it was withdrawing the prior guidance issued on the first quarter earnings call on January 11, 2016, and would not be providing an updated financial outlook at the current time. On April 7, 2016, the Company filed its Quarterly Report on Form 10-Q for the quarter ended February 29, 2016 with the SEC.

On April 14, 2016 and April 18, 2016, respectively, Glass Lewis & Co. and Egan-Jones Proxy Services, two leading independent U.S. proxy advisory firms, recommended that the Company’s shareholders vote for the proposals. On April 18, 2016, Institutional Shareholder Services, another leading independent U.S. proxy advisory firm, recommended that the Company’s shareholders vote against the proposal to approve the merger.

On April 22, 2016, the Company shared certain data from the April Forecasts with Parent.

On April 25, 2016, management presented updated projections for the fiscal year ending August 31, 2016 and updated ranges of projections for the fiscal year ending August 31, 2017, which we refer to as the April Forecast, to the board of directors.

On April 28, 2016, the Company convened and subsequently adjourned the special meeting of the Class A and Class B shareholders of the Company until May 6, 2016. Of the Class A shares that had voted as of the date of the special meeting, nearly 58% had voted in favor of the proposed transaction. However, the favorable vote of a majority of all outstanding Class A shares was required to adopt the merger proposal, and the votes in favor of the transaction as of the date of the special meeting did not constitute a majority of the outstanding shares. Immediately following the meeting, management met with representatives of Parent to discuss whether Parent would propose any changes to the terms of the transaction with a view to obtaining shareholder approval for the transaction.

On May 1, 2016, Parent delivered to the board of directors of the Company a proposal for amending the merger agreement to increase the per share consideration to $10.00. Parent informed the Company that this was their “best and final” offer.

In the evening of May 1, 2016, the board of directors held a meeting at which members of management and representatives of Barclays, Evercore and Sullivan & Cromwell were also present. Barclays rendered its oral opinion to the board of directors (which was subsequently confirmed by delivery of a written opinion dated May 1, 2016), that as of such date and based on and subject to the assumptions, qualifications and limitations set forth in its opinion, from a financial point of view, the per share consideration of $10.00 to be offered to the holders of the Company’s common stock (other than excluded shares) in the merger, taken in the aggregate, is fair to such holders. Evercore rendered its oral opinion to the board of directors (which was subsequently confirmed by delivery of a written opinion dated May 1, 2016), that, as of such date and based on and subject to the assumptions, qualifications and limitations set forth in its opinion, the per share consideration of $10.00 to be offered to the holders of the Company’s common stock (other than excluded shares) in the merger, taken in the aggregate, is fair, from a financial point of view, to such holders. Representatives of Sullivan & Cromwell provided an update on the terms of the draft May 1 amendment. The board of directors engaged in an extensive discussion regarding the proposed transaction, after which the board of directors determined that the amended merger agreement and the transactions contemplated by the amended merger agreement (including the merger) are fair to and in the best interests of the Company and its shareholders and approved and declared advisable the amended merger agreement and the transactions contemplated by the amended merger agreement (including the merger), and resolved that the amended merger agreement be submitted for consideration by the shareholders of the Company at a meeting of shareholders, and recommended that the shareholders of the Company vote to adopt the amended merger agreement.

Reasons for the Merger; Recommendation

of the Company’s Board of Directors

The definitive proxy statement describes the board of directors’ reasons supporting its decision to approve the merger agreement up to and including March 23, 2016, the date of the definitive proxy statement. The discussion below supplements that description up to and including the date of this supplement.

The board of directors, at a meeting held on May 1, 2016, determined that the merger agreement, as amended by the May 1 amendment, and the transactions contemplated by the amended merger agreement (including the merger) are fair to, and in the best interests of, the Company and its shareholders and approved and declared advisable the amended merger agreement and the transactions contemplated by the amended merger agreement (including the merger), and resolved that the amended merger agreement be submitted for consideration by the shareholders of the Company at a special meeting of shareholders, and recommended that the shareholders of the Company vote to adopt the amended merger agreement. The board of directors consulted with the Company’s outside financial and legal advisors and senior management at various times and considered a number of factors, including the following principal factors (not in any order of relative importance) that the board of directors believes support its decision and the fairness of the proposed pricing:

•	the amended $10.00 per share cash consideration provides an opportunity for holders of our common stock to realize $0.50 per share of additional cash value above the original $9.50 per share cash consideration;

•	Parent has informed the Company that the amended $10.00 per share consideration is their “best and final” offer;

•	since the announcement of the proposed acquisition with Parent, the Company has not received an alternative acquisition proposal from any other party to acquire the Company;

•	the board of directors’ continued belief that the transaction is more favorable to the Company’s shareholders than the alternatives to the transaction, including remaining a stand-alone company;

•	the fact that the amended per share merger consideration represents a premium of approximately 52% to the closing price of the Company’s Class A common stock on January 8, 2016, immediately prior to the announcement that the board of directors, together with management, would conduct a review of strategic and financial alternatives, and a premium of 29% over the Company’s 30-day volume weighed average stock price for the period ended April 29, 2016;

•	the financial analyses presented to the board of directors by Barclays and Evercore, as well as the opinions of Barclays and Evercore, each dated May 1, 2016, to the board of directors to the effect that, as of that date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, from a financial point of view, the consideration to be offered to the holders of common stock (other than excluded shares) in the merger, taken in the aggregate, is fair to such holders, as more fully described below under “Opinions of the Company’s Financial Advisors—Opinion of Barclays Capital Inc.” and “Opinions of the Company’s Financial Advisors—Opinion of Evercore Group, L.L.C.” beginning on pages 8 and 13 respectively; and

•	the review by the board of directors, in consultation with its legal and financial advisors, of the terms of the May 1 amendment.

The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The board of directors based its recommendation on the totality of the information presented.

Opinions of the Company’s Financial Advisors

The definitive proxy statement contains a description of the Opinions of the Company’s Financial Advisors. The following disclosure supplements and restates the section of the definitive proxy statement titled “Opinions of the Company’s Financial Advisors” appearing on pages 57-70 of the definitive proxy statement.

The Company retained Barclays and Credit Suisse as the Company’s financial advisors to advise the Company and from time to time, the board of directors, with respect to the review of strategic alternatives for the Company, including a possible sale of the Company. In addition, the Company and the board of directors retained Evercore as an additional financial advisor to advise the board of directors with respect to the review of strategic alternatives for the Company, including a possible sale of the Company. Barclays, Credit Suisse and Evercore are collectively referred to in this supplement as the Company’s financial advisors.

Opinion of Barclays Capital Inc.

On May 1, 2016, in connection with the merger, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, from a financial point of view, the consideration to be offered to the holders of common stock (other than excluded shares) in the merger, taken in the aggregate, is fair to such holders.

The full text of Barclays’ written opinion, dated as of May 1, 2016, is attached as Annex B to this Proxy Statement. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. Barclays’ opinion addresses only the fairness, from a financial point of view, as of the date of such opinion, to the holders of common stock (other than excluded shares) of the consideration to be offered to such holders in the merger, taken in the aggregate. Barclays did not express any view on, and Barclays’ opinion does not address, the allocation of the aggregate consideration payable pursuant to the amended merger agreement among the holders of Class A common stock and the holders of Class B common stock. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of Barclays’ opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, is addressed to the board of directors, addresses only the fairness, from a financial point of view, as of May 1, 2016, of the consideration to be offered to the holders of common stock (other than excluded shares) in the merger, taken in the aggregate, and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the merger or any other matter. The terms of the merger were determined through arm’s-length negotiations between the Company and the consortium and were approved by the board of directors. Barclays did not recommend any specific form of consideration to the Company or that any specific form of consideration constituted the only appropriate consideration for the merger. Barclays was not requested to address, and its opinion does not in any manner address, (i) the Company’s underlying business decision to proceed with or effect the merger, (ii) the likelihood of the consummation of the merger or (iii) the long term financial viability of the Company. Barclays’ opinion did not address the relative merits of the merger as compared to any other transaction of business strategy in which the Company might engage. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the consideration to be offered to the holders of common stock (other than excluded shares) in the merger. No limitations were imposed by the board of directors upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things: reviewed and analyzed the merger agreement, dated as of February 7, 2016, a draft of the May 1 amendment, dated as of May 1, 2016, and the specific terms of the merger; reviewed and analyzed certain publicly available information concerning the Company that Barclays believed to be relevant to its analysis, including certain press releases by the Company, the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015, and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2016; reviewed and analyzed financial and operating information with respect to the business, operations and prospects of the Company furnished to Barclays by the Company, including financial projections of the Company dated April 28, 2016 prepared by the management of the Company, which we refer to as management; reviewed and analyzed a trading history of the Company’s Class A common stock from April 29, 2011 through April 29, 2016 and a comparison of such trading history with those of other companies that Barclays deemed relevant; reviewed and analyzed a comparison of the historical financial results and present financial condition of the Company with those of other companies that Barclays deemed relevant; reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance and price targets of the Company; reviewed and analyzed the regulatory environment of the sector in which the Company operates and its impact on the Company’s financial condition and operating performance; reviewed and analyzed the Company’s current and ongoing liquidity position and its impact on the Company’s ability to meet its current and ongoing cash requirements; reviewed and analyzed the financing alternatives available to the Company in the current operating and market environment; reviewed and analyzed the results of efforts to solicit indications of interest from third parties with respect to an acquisition of the Company or its assets; had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects; and undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and has not assumed responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections for the 2016 and 2017 fiscal years of the Company included in the April Forecast, upon advice of the Company, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the Company’s future financial performance and, at the direction of the board of directors, Barclays has relied upon such projections for purposes of its analysis and opinion. As discussed by Barclays and the board of directors, Barclays did not rely upon or utilize financial projections for any period beyond the 2016 and 2017 fiscal years for purposes of its analysis and opinion. In addition, as discussed with the board of directors, Barclays did not rely upon or utilize the July Forecast, the September Forecast, the October Forecast or the December Forecast for purposes of its analysis and opinion. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of the Company and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, May 1, 2016. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after, May 1, 2016.

In arriving at its opinion, Barclays assumed that the executed May 1 amendment would conform in all material respects to the last draft reviewed by Barclays. In addition, Barclays assumed the accuracy of the representations and warranties contained in the amended merger agreement and all agreements related thereto. Barclays also assumed, upon the advice of the Company, that all material governmental, regulatory, and third party approvals, consents and releases for the merger will be obtained within the constraints contemplated by the amended merger agreement, and that the merger would be consummated in accordance with the terms of the amended merger agreement, without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood that the Company had obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the common stock but rather made its determination as to fairness, from a financial point of view, of the consideration to be offered to the holders of common stock (other than excluded shares) in the merger, taken in the aggregate, on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the board of directors. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the merger. None of the Company, Parent, Merger Sub, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Barclays reviewed and compared specific financial and operating data relating to the Company with selected companies that Barclays, based on its experience in the postsecondary education industry, deemed comparable to the Company. The selected comparable companies were:

•	American Public Education

•	Bridgepoint Education

•	Career Education Corporation

•	ITT Education

Barclays calculated and compared various financial multiples and ratios of the Company and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each of the following:

•	The market value of common equity, the book value of any minority interest, plus short and long-term debt, less cash and cash equivalents and marketable securities), which we refer to as Enterprise Value, as a multiple of earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, for the twelve-month period ended December 31, 2015 (or the twelve-month period ended March 31, 2016 for ITT Education), a ratio which we refer to as Enterprise Value / LTM Unadjusted EBITDA;

•	Enterprise Value, as a multiple of earnings before interest, taxes, depreciation and amortization, as adjusted for one-time or non-recurring items, which we refer to as Adjusted EBITDA, for the twelve-month period ended December 31, 2015 (or the twelve-month period ended March 31, 2016 for ITT Education), a ratio which we refer to as Enterprise Value / LTM Adjusted EBITDA;

•	Enterprise Value as a multiple of estimated EBITDA for the calendar year ending December 31, 2016, a ratio which we refer to as Enterprise Value / CY2016 Estimated Unadjusted EBITDA;

•	Enterprise Value as a multiple of estimated Adjusted EBITDA for the calendar year ending December 31, 2016, a ratio which we refer to as Enterprise Value / CY2016 Estimated Adjusted EBITDA;

•	Enterprise Value as a multiple of revenue for the twelve-month period ended December 31, 2015 (or the twelve-month period ended March 31, 2016 for ITT Education), a ratio which we refer to as Enterprise Value / LTM Revenue; and

•	Enterprise Value as a multiple of estimated revenue for the calendar year ending December 31, 2016, a ratio which we refer to as Enterprise Value / CY2016 Estimated Revenue.

All of these calculations were performed based on publicly available financial data and closing prices of the Class A common stock as of April 29, 2016, the last trading date prior to the delivery of Barclays’ opinion. The results of this selected comparable company analysis are summarized below:

	Enterprise Value / LTM Unadjusted EBITDA	Enterprise Value / LTM Adjusted EBITDA	Enterprise Value / CY2016 Unadjusted EBITDA	Enterprise Value / CY2016 Estimated Adjusted EBITDA	Enterprise Value / LTM Revenue	Enterprise Value / CY2016 Estimated Revenue
Range	1.7x-3.5x	1.2x-3.5x	2.5x-3.7x	2.5x-3.7x	0.18x-0.78x	0.20x-0.81x
Median	2.6x	2.4x	2.5x	2.5x	0.22x	0.27x
Company (Consensus)	3.6x	1.1x	3.3x	1.8x	0.12x	0.15x
Company (April Forecast—Low)	—	—	5.1x	1.4x	—	0.14x
Company (April Forecast—High)	—	—	5.0x	1.3x	—	0.14x

Barclays selected the comparable companies listed above because their business and operating profiles are reasonably similar to that of the Company. While none of the selected companies is perfectly comparable to the Company, Barclays selected those companies that it believes are most similar in terms of business model, performance and outlook to the Company. Barclays applied the ranges of multiples described above for the selected companies to the EBITDA, Adjusted EBITDA, and revenue derived from management’s projections included in the April Forecast to calculate a range of implied equity values of the Company. Barclays performed this analysis under three different scenarios for the Company’s capitalization:

•	the Company’s capitalization as of April 29, 2016;

•	the Company’s capitalization as of April 29, 2016 adjusted to exclude $200 million of the Company’s cash, which was estimated by management to be the minimum amount of cash required for net working capital purposes; and

•	the Company’s capitalization as of April 29, 2016 adjusted to exclude $200 million of the Company’s cash, which was estimated by management to be the minimum amount of cash required for net working capital purposes, and an additional $167 million of the Company’s cash that could be required to collateralize a letter of credit to the U.S. Department of Education in an amount equal to 10% of the Company’s Title IV cash receipts for the 2015 fiscal year.

This analysis yielded the following implied valuation ranges per Share (rounded to the nearest $1 increment), compared to the per share merger consideration of $10.00:

($ per Share)	4/29/2016 Capitalization	4/29/2016 Capitalization ($200m NWC)	4/29/2016 Capitalization ($200m NWC + $167m LC)
Enterprise Value / LTM Unadjusted EBITDA	$6 - $8	$5 - $6	$3 - $5
Enterprise Value / LTM Adjusted EBITDA	$8 - $14	$6 - $12	$5 - $10
Enterprise Value / CY2016 Estimated Unadjusted EBITDA	$6 - $7	$5 - $5	$3 - $4
Enterprise Value / CY2016 Estimated Adjusted EBITDA	$10 - $12	$8 - $11	$7 - $9
Enterprise Value / LTM Revenue	$9 - $21	$7 - $20	$6 - $18
Enterprise Value / CY2016 Estimated Revenue	$9 - $20	$7 - $18	$6 - $17

In addition, as discussed with the board of directors, in arriving at its opinion, Barclays did not rely upon a precedent transactions analysis, as Barclays did not believe that there were any recent precedent transactions in the postsecondary education sector that were comparable to the merger. While Barclays did review premiums that were paid in completed transactions involving all U.S. based publicly traded target companies since January 1, 2010, as discussed with the board of directors, Barclays did not believe that this analysis was informative in light of the unique nature of the postsecondary education sector, the declining performance of the Company’s Class A common stock and the negative operating performance and outlook of the Company. In addition, as discussed with the board of directors, Barclays did not rely upon a discounted cash flow analysis, given the difficulty in the Company’s ability to forecast in the current environment, and as discussed above, Barclays did not rely upon or utilize financial projections for the Company for any period beyond the 2016 and 2017 fiscal years for purposes of its analysis and opinion due to the Company’s limited operational visibility and history of underperformance / downward revisions to the Company’s forecasts.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The board of directors selected Barclays because of its familiarity with the Company and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience of its team in transactions comparable to the merger.

Barclays is acting as financial advisor to the Company in connection with the merger. As compensation for its services in connection with the merger, the Company agreed to pay Barclays an aggregate fee of $13,500,000, of which $3,500,000 was paid upon the delivery of Barclays’ fairness opinion in connection with the merger agreement, dated February 7, 2016, and $10,000,000 will be payable upon completion of the merger. In addition, the Company has agreed to reimburse Barclays for its reasonable and documented out-of-pocket expenses, including professional and legal fees and disbursements, incurred in connection with the merger up to $150,000 (excluding legal fees) without the Company’s prior written consent, and to indemnify Barclays, its affiliates and their respective directors, officers and employees for certain liabilities arising out of, its engagement. Barclays and its affiliates have performed various investment banking and financial services for the Company in the past and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, Barclays and its affiliates have acted as a lender and documentation agent in the Company’s $625 million syndicated revolving credit facility in April 2012.

In addition, Barclays and its affiliates have performed in the past, and currently are performing, various investment banking and financial services for Apollo Management, L.P. and certain of its affiliates and its affiliated funds’ portfolio companies, including Parent, and expect to perform such services in the future, and have received and expect to receive, customary fees for such services. Specifically, Barclays and its affiliates have acted and are acting as (i) financial advisor to Apollo Management, L.P. and certain of its affiliates and its affiliated funds’ portfolio companies, including Parent, in connection with certain mergers and acquisition transactions; (ii) arranger, bookrunner and/or lender for Apollo Management, L.P. and certain of its affiliates and its affiliated funds’ portfolio companies, including Parent, in connection with the financing for various acquisition transactions; and (iii) underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by Apollo Management, L.P. and certain of its affiliates and its affiliated funds’ portfolio companies, including Parent. Barclays has disclosed to the board of directors that since January 1, 2010, Barclays and its affiliates have received compensation for investment banking and financial services provided to Apollo Management, L.P. and certain of its affiliates and its affiliated funds’ portfolio companies, including Parent, of approximately $286.0 million. Barclays and its affiliates have not performed investment banking and financial services for Vistria Fund, LP, Najafi Companies or Parent since 2010, but may perform such services in the future, and would expect to receive customary fees for such services.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company, Apollo Management, L.P. and certain of its affiliates and its affiliated funds’ portfolio companies, Vistria Fund, LP and Najafi Companies for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Opinion of Evercore Group L.L.C.

In connection with the merger, the Company retained Evercore Group L.L.C., which we refer to as Evercore, to act as a financial advisor to the Company’s board of directors. On May 1, 2016, at a meeting of the Company’s board of directors, Evercore rendered its oral opinion, subsequently confirmed by delivery of a written opinion that, based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, as of May 1, 2016, the aggregate per share merger consideration to be received by each holder of the Company’s common stock was fair, from a financial point of view, to such holders.

The full text of Evercore’s written opinion, dated May 1, 2016, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this supplement and is incorporated by reference in its entirety into this supplement. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was directed to the Company’s board of directors and addresses only the fairness, from a financial point of view, of the aggregate per share merger consideration to be received by holders of common stock (other than shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, in each case not held on behalf of third parties) in the merger. The opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to the Company’s board of directors or to any other persons in respect of the proposed merger, including as to how any holder of shares of the Company’s common stock should vote or act in respect of the proposed merger. Evercore’s opinion does not address the relative merits of the proposed merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the proposed merger.

In connection with rendering its opinion and performing its related financial analysis, Evercore, among other things: reviewed certain publicly available business and financial information relating to the Company that Evercore deemed to be relevant, including publicly available research analysts’ estimates; reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company prepared and furnished to Evercore by management of the Company; reviewed certain non-public historical and projected operating data relating to the Company, prepared and furnished to Evercore by management of the Company; discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections and the Company’s record of achieving its projections in the past); reviewed the reported prices and the historical trading activity of Class A common stock; compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies Evercore deemed relevant; compared the financial performance of the Company and the valuation multiples relating to the merger with those of certain other transactions Evercore deemed relevant; reviewed the merger agreement dated February 7, 2016 and a substantially final draft of the May 1 amendment, dated May 1, 2016; discussed the sales process with management and the Company’s financial advisors, Barclays and Credit Suisse; and performed such other analyses and examinations and considered such other factors Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the projected financial data relating to the Company referred to above, and the risks associated with achieving those projections, Evercore assumed that, as of the time of their preparation, they were reasonably prepared on bases reflecting the best estimates available at such time and good faith judgments of management of the Company as to the future financial performance of the Company under the business assumptions reflected therein. For purposes of Evercore’s analysis, with the Company’s permission, Evercore utilized portions of the Company’s projections for fiscal year 2016 and fiscal year 2017 and otherwise assigned little or no weight to the remainder of the Company’s estimates. In addition, as discussed with the Company’s board of directors, Evercore (i) assigned little or no weight to its discounted cash flow analysis, given the difficulty in the Company’s ability to forecast in the current environment and (ii) assigned little or no weight to its precedent transaction analysis due to dramatic changes in the for-profit post-secondary education market environment. Evercore’s decisions regarding the Company’s projections reflect challenges the Company has faced in forecasting in the current environment, as noted in the Company’s earnings release on April 6, 2016, which led the Company to withdraw and not update its guidance provided on the first quarter earnings call on January 11, 2016.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the amended merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the amended merger agreement and that all conditions to the consummation of the merger, together with any of the other transactions contemplated by the amended merger agreement and the voting and support agreements, would be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger, together with any of the other transactions contemplated by the amended merger agreement and the voting and support agreements, would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the merger, together with any of the other transactions contemplated by the amended merger agreement and the voting and support agreements, or materially reduce the benefits to the holders of the Company’s common stock of the merger, together with any of the other transactions contemplated by the merger agreement and the voting and support agreements.

Evercore did not make nor assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor was Evercore furnished with any such appraisals, nor did it evaluate the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of its opinion. It should be understood that subsequent developments may affect Evercore’s opinion and that it does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of the Company’s common stock, from a financial point of view, of the aggregate per share merger consideration. Evercore did not express any view on, and its opinion did not address, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the aggregate per share merger consideration or otherwise.

Evercore assumed that any modification to the structure of the merger, together with any of the other transactions contemplated by the amended merger agreement and the voting and support agreements, would not vary in any respect material to its analysis. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the common shares or any business combination or other extraordinary transaction involving the Company. Evercore expressed no opinion in its opinion as to the price at which Class A common stock would trade at any time. Evercore’s opinion noted that Evercore is not a legal, regulatory, accounting or tax expert and that Evercore assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses performed by Evercore and reviewed with the Company’s board of directors on May 1, 2016 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. In its presentation, Evercore included midpoints for the Company’s fiscal year 2017 estimates, which were for reference only and not utilized in deriving Evercore’s analysis or opinion. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before January 8, 2016 (the last trading day prior to January 11, 2016, the date on which the Company announced it was exploring strategic alternatives, including a change of control transaction), and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to understand fully the financial analyses. The tables alone do not constitute a complete description of the financial analyses. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.

Selected Peer Group Trading Analysis

Evercore reviewed and compared certain financial and operating information relating to the Company to corresponding information of two separate groups of selected publicly traded companies in the for-profit post-secondary education industry. Although none of the selected publicly traded companies is directly comparable to the Company, the companies were chosen because they have certain characteristics that are similar to those of the Company. The two groups of selected companies were as follows:

Post-Secondary Schools – Transitioning	Post-Secondary Schools – Stable
• American Public Education	• Capella Education
• Bridgepoint Education	• DeVry Education
• Career Education	• Strayer Education
• ITT Educational Services

Evercore calculated and analyzed various financial multiples and ratios of the Company and the selected companies as follows:

•	Ratios of total enterprise value, or TEV (which represents market capitalization plus the total outstanding debt, preferred stock and minority interest, less cash and cash equivalents balances), to revenue per share, or RPS, which is commonly referred to as a TEV / revenue multiple, estimated for each of calendar years 2016 and 2017; and

•	Ratios of TEV, to earnings before interest, taxes, depreciation, and amortization, or EBITDA, which is commonly referred to as a TEV / EBITDA multiple, estimated for each of calendar years 2016 and 2017.

The multiples for each of the selected companies were calculated using the closing prices of the selected companies’ common stock on April 29, 2016, and were based on, and derived from, the selected companies’ publicly available filings and financial data provided by Wall Street research. The multiples for the Company were calculated using the closing price of the Company’s common shares on April 29, 2016, and were based on, and derived from, publicly available information and the Company management forecast.

	Apollo Education Group, Inc.	Post-Secondary Schools— Transitioning		Post-Secondary Schools— Stable
	Management (1)	Mean	Median	Mean	Median
TEV / Revenue—CY2016E	0.2x	0.4x	0.3x	0.9x	1.1x
TEV / Revenue—CY2017E	0.2x	0.4x	0.3x	0.9x	1.1x
TEV / EBITDA—CY2016E	4.7x	2.7x	2.5x	5.3x	5.8x
TEV / EBITDA—CY2017E	2.7x	2.8x	3.0x	4.9x	5.3x

(1)	Net debt as of 2/29/16; excludes restricted cash ($171M as of 2/29/16), assets / liabilities of businesses held for sale and operating cash balance of $200M, as per Company management.

No company utilized in the peer group trading analysis is identical to the Company. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the Company and other factors that could affect the public trading value of the companies to which the Company is being compared. In evaluating the companies in the two peer groups, Evercore made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the Company and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of the Company, the industry or the financial markets in general. Mathematical analysis, such as determining the mean, median or average, is not in itself a meaningful method of using peer group trading data.

Peer group trading multiples were then applied to CY’16E values to arrive at implied price per share valuations:

		Apollo Education Group, Inc.
	CY’16E EBITDA	Valuation
		Low	High
EBITDA (1) Including Fully-Allocated Corporate Expenses	$104—$106	$208	$424
CY’16E Valuation Multiple		2.0x	4.0x
Implied Equity Value (Minus Net Debt and Non-controlling Interest) (2)		$611	$827
Implied Price Per Share Excluding $200M Operating Cash (2)		$5.34	$7.22
Implied Price Per Share Does not Exclude $200M Operating Cash (3)		$7.09	$8.97
For Reference Only: Implied Price Per Share Excluding $200M Operating Cash & $167M Incremental Regulatory Reserve (4)		$3.89	$5.77

(1)	Low and high EBITDA estimates used for each valuation range.
(2)	Net debt as of 2/29/16; excludes restricted cash ($171M as of 2/29/16), assets / liabilities of businesses held for sale and operating cash balance of $200M, as per Company management.
(3)	Assumes calculation of net debt does not exclude $200M of operating cash.
(4)	For reference only. Assumes calculation of net debt excludes $200M of operating cash and $167M of hypothetical regulatory reserves.

Premiums Paid Analysis

Evercore performed an analysis of selected transactions to compare premiums paid in such transactions to the premium implied in the merger. While none of the companies that participated in the selected transactions is directly comparable to the Company and none of the transactions in the selected transactions analysis is directly comparable to the merger, the selected transactions do share certain characteristics as set forth below.

Evercore selected North American business combinations announced and completed in the preceding 10 years involving transaction equity values in the range of $500 million to $2.0 billion (excluding bankruptcies, all-stock merger of equals and transactions where the four (4) week premium exceeded 100%). For each of the selected transactions, Evercore analyzed the premium paid to the target stock price one day and one month prior to the announcement of the transaction. This analysis indicated the following implied mean, median, high and low premiums for the selected transactions:

	Implied Premium (10 years)
	Mean	Median	High	Low
One Day Prior	29.2%	25.8%	352.0%	0.1%
One Month Prior	32.3%	30.0%	100.0%	0.3%

	Implied Premium (January 1, 2013— April 29, 2016 only)
	Mean	Median	High	Low
One Day Prior	29.8%	25.9%	105.7%	1.1%
One Month Prior	33.0%	29.9%	100.0%	1.4%

	Implied Premium (10 years)
	Top Quartile	50th-75th Percentile	Median	25th-50th Percentile	Bottom Quartile
One Day Prior	56.3%	31.5%	25.8%	20.5%	8.5%
One Month Prior	58.1%	35.4%	30.0%	24.3%	11.7%

	Implied Premium (January 1, 2013—April 29, 2016 only)
	Top Quartile	50th-75th Percentile	Median	25th-50th Percentile	Bottom Quartile
One Day Prior	57.2%	30.9%	25.9%	21.4%	10.0%
One Month Prior	59.7%	35.9%	29.9%	24.8%	12.1%

Based on this analysis, to calculate implied per share equity values for the Company’s common stock, Evercore used (1) the closing price of the Company’s Class A common stock on January 8, 2016 (one trading day prior to its announcement on January 11, 2016 that the Company is exploring strategic alternatives) and a premium range of 20.0%-30.0% and (2) the closing price of the Company’s Class A common stock on December 8, 2015 (1-month prior to the unaffected Closing Price on January 8, 2016) and a premium range of 25.0%-35.0%.

Apollo Education Group, Inc.
	Premium	Implied $ /Share
Closing Price as of January 8, 2016	20.0% - 30.0%	$7.91 - $8.57
Closing Price as of December 8, 2015	25.0% - 35.0%	$8.65 - $9.34

Research Analyst Price Targets

Evercore analyzed research analyst estimates of potential future value for shares of the Company’s Class A common stock, or price targets, based on publicly available equity research published with respect to the Company.

As of April 29, 2016, the observed research analyst price targets for the Company’s Class A common stock were $8.00—$10.00 per share. Evercore discounted these price targets for 1 year at a 12% cost of equity as follows:

Apollo Education Group, Inc.
Target Range	$7.14 - $8.93

Trading Prices

Evercore reviewed ranges of trading prices of shares of the Company’s Class A common stock for the 52 weeks ended on April 29, 2016 and for the period since October 22, 2015, the date of its last earnings release prior to the date of the merger agreement.

As of April 29, 2016, the 52-week trading price ranges for the Company’s Class A common stock during these periods were as follows:

Apollo Education Group, Inc.
52-Week Trading Range	$6.38 - $17.25
Trading Range Since 10/22/15 Earnings Release	$6.38 - $8.84

Sum of the Parts

Evercore performed an analysis of the implied price per share based on the value of the Company’s core and international components, as forecasted by the Company for 2016 and 2017. In consultation with the Company, Evercore defined (i) Apollo’s core components as the University of Phoenix, Apollo Professional Development, and other segments; and (ii) Apollo’s international component as Apollo Global. This evaluation was conducted allocating corporate expenses under two separate scenarios. As indicated above, Evercore utilized portions of the Company’s projections for fiscal year 2016 and fiscal year 2017 and otherwise assigned little or no weight to the remainder of the Company’s estimates.

A.	Corporate expenses fully allocated to EBITDA:

	CY EBITDA	Apollo Education Group, Inc.
		Valuation
		Low	High
Apollo core components CY’16E EBITDA(1)	$97 - $99	$146	$345
CY’16E Valuation Multiple		1.5x	3.5x
Apollo international component CY’17E EBITDA	$46	$297	$389
CY’17E Valuation Multiple		6.5x	8.5x

Total Sum of the Parts TEV		$443	$734
Implied Equity Value (Minus Net Debt, Non-controlling Interest and One-time Separation Costs)(2)		$826	$1,117
Implied Price Per Share Excluding $200M Operating Cash(2)		$7.22	$9.76
Implied Price Per Share Does not Exclude $200M Operating Cash(3)		$8.96	$11.51
For Reference Only: Implied Price Per Share Excluding $200M Operating Cash & $167M Incremental Regulatory Reserve (4)		$5.76	$8.30

(1)	Low and high EBITDA estimates used for each valuation range.
(2)	Net debt as of 2/29/16; excludes restricted cash ($171M as of 2/29/16), assets / liabilities of businesses held for sale and operating cash balance of $200M, as per Company management.
(3)	Assumes calculation of net debt does not exclude $200M of operating cash.
(4)	For reference only. Assumes calculation of net debt excludes $200M of operating cash and $167M of hypothetical regulatory reserves.

B.	Corporate expenses unallocated and valued based upon weighted average CY’16E multiple based on contributions of Apollo’s core and international components to TEV before unallocated expenses:

	CY EBITDA	Apollo Education Group, Inc.
		Valuation
		Low	High
Apollo core components CY’16E EBITDA(1)	$389 - $401	$584	$1,402
CY’16E Valuation Multiple		1.5x	3.5x
Apollo international component CY’17E EBITDA	$72	$465	$608
CY’17E Valuation Multiple (not applied to weighted average multiple)		6.5x	8.5x
Implied CY’16E Valuation Multiple (applied to weighted average multiple)		22.6x	29.6x

Unallocated Corporate Expenses	($315 - $325)	($807)	($1,550)
Weighted Average CY’16E Valuation Multiple		2.6x	4.8x

Total Sum of the Parts TEV		$243	$461
Implied Equity Value (Minus Net Debt, Non-controlling Interest and One-time Separation Costs)(2)		$626	$844
Implied Price Per Share Excluding $200M Operating Cash(2)		$5.47	$7.37
Implied Price Per Share Does not Exclude $200M Operating Cash(3)		$7.21	$9.12
For Reference Only: Implied Price Per Share Excluding $200M Operating Cash & $167M Incremental Regulatory Reserve(4)		$4.01	$5.91

(1)	Low and high EBITDA estimates used for each valuation range.
(2)	Net debt as of 2/29/16; excludes restricted cash ($171M as of 2/29/16), assets / liabilities of businesses held for sale and operating cash balance of $200M, as per Company management.
(3)	Assumes calculation of net debt does not exclude $200M of operating cash.
(4)	For reference only. Assumes calculation of net debt excludes $200M of operating cash and $167M of hypothetical regulatory reserves.

Sponsor Ability-to-Pay Analysis

Evercore conducted a sponsor’s ability-to-pay analysis based on a research case forecast. Evercore calculated and analyzed various financial multiples and sensitivities for cost of capital to determine a range for implied equity value per share which could be paid based on the following:

•	Leverage of the transaction as a multiple of LTM EBITDA, and FY’20 Exit Multiple; and

•	Required internal rate of return, or IRR, and FY’20 Exit Multiple.

As indicated above, Evercore utilized portions of the Company’s projections for fiscal year 2016 and fiscal year 2017 and otherwise assigned little or no weight to the remainder of the Company’s estimates.

	Research Case
	Transaction Leverage		IRR
	Low (0.0x)	High (2.0x)	Low (20.0%)	High (30.0%)
Low FY’20 EM (2.0x)	$5.68	$6.83	$6.18	$5.27
High FY’20 EM (6.0x)	$8.03	$9.19	$8.99	$7.26

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the review of the merger by the Company’s board of directors, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the Company’s Class A common stock. No company used in the above analyses as a comparison is directly comparable to the Company, and no transaction used is directly comparable to the merger. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company and its advisors.

Evercore prepared these analyses for the purpose of providing an opinion to the Company’s board of directors as to the fairness, from a financial point of view, of the merger consideration to the holders of the Company’s Class A common stock. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

The issuance of the fairness opinion was approved by an opinion committee of Evercore.

Pursuant to the terms of Evercore’s engagement letter with the Company, the Company agreed to pay Evercore an opinion fee of $3,000,000 relating to its delivery of its opinion dated February 7, 2016. Of the opinion fee, a retainer fee of $250,000 was paid to Evercore upon execution of the engagement letter and a second retainer fee of $250,000 was paid one month following the execution of the engagement letter, and the remaining $2,500,000 of the opinion fee was paid upon delivery of Evercore’s fairness opinion on February 7, 2016 to the Company’s board of directors. The Company further agreed to pay an additional $500,000 in connection with Evercore’s fairness opinion delivered to the Company’s board of directors on May 1, 2016. In addition, the Company has agreed to reimburse Evercore for its reasonable and documented out-of-pocket expenses up to $200,000 (including reasonable legal fees, expenses and disbursements), incurred in connection with, and to indemnify Evercore or its members, partners, officers, directors, advisors, representatives, employees, agents, affiliates or controlling persons for certain liabilities arising out of, its engagement.

Prior to this engagement, Evercore and its affiliates had not provided financial advisory services to the Company. During the two (2) year period prior to the date it delivered its fairness opinion, Evercore and its affiliates had maintained an active business relationship with affiliates of Apollo Global Management, LLC, an affiliate of Parent, and Evercore has disclosed to the board of directors that, pursuant to which, compensation was received by Evercore or its affiliates in an amount equal to approximately $24 million in the aggregate. Evercore may provide financial or other services to the Company, affiliates of the Company, or affiliates of Parent in the future and in connection with any such services may receive compensation. Evercore and its affiliates have not performed financial advisory services for Parent, The Vistria Group, LP or Najafi Companies during the two (2) year period prior to the date it delivered its fairness opinion, but may perform such services in the future, and would expect to receive customary fees for such services.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, Parent and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

The Company’s board of directors engaged Evercore to act as a financial advisor based on its qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Updates to Certain Company Forecasts

The definitive proxy statement contains Certain Company Forecasts provided by the Company in connection with the merger. The following disclosure supplements and restates the section of the definitive proxy statement titled “Certain Company Forecasts” appearing on pages 70-75 of the definitive proxy statement.

The Company does not as a matter of course publicly disclose detailed financial forecasts due to the difficulty of predicting economic and market conditions and accurately forecasting the Company’s performance. On April 6, 2016, the Company announced that it would withdraw the prior guidance issued on the fiscal year 2016 first quarter earnings call on January 11, 2016, and would not be providing an updated financial outlook. However, the Company from time to time prepares financial forecasts for internal purposes, including the April Forecast (as defined below), which were provided to the board of directors and the Company’s financial advisors. Certain data from the April Forecast was also provided to Parent. These forecasts were prepared by management in good faith based on management’s reasonable best estimates and assumptions with respect to the Company’s future financial performance at the time they were prepared and speak only as of that time.

The summaries of these forecasts are not included in this supplement to induce any shareholder to vote in favor of the adoption of the merger agreement or any other proposals to be voted on at the special meeting, but because these forecasts were made available to the board of directors, the Company’s financial advisors and Parent in connection with the merger. The inclusion of these forecasts should not be regarded as an indication that the Company, the board of directors, the Company’s financial advisors or Parent considered, or now considers, these forecasts to be a reliable prediction of future results or to support or fail to support your decision whether to vote for or against the proposal to adopt the merger agreement. No person has made or makes any representation or warranty to any shareholder regarding the information included in these forecasts.

While these forecasts were prepared in good faith by management, no assurance can be made regarding future events. These forecasts also reflect assumptions as of the time of their respective preparation as to certain business decisions that are subject to change. Although presented with numerical specificity, these forecasts are based upon a variety of estimates and numerous assumptions made by management with respect to, among other matters, industry performance, general business, economic, regulatory, market and financial conditions and other matters, including the factors described under the section titled “Cautionary Statement Regarding Forward-Looking Statements” on page 3, many of which are difficult to predict, are subject to significant economic and competitive uncertainties, and are beyond the Company’s control. In particular, management has limited visibility into the likelihood of the occurrence and potential magnitude of the material risks to the Company’s performance in the unpredictable operating environment surrounding the Company, and as a result faces challenges in being able to accurately forecast the Company’s performance and predict the effectiveness of initiatives designed to improve the performance of the business and stabilize enrollment and revenue. These forecasts also assume that the Company would continue to operate as a standalone company and do not reflect any impact of the merger. In addition, since these forecasts may cover multiple years, such information by its nature becomes less reliable with each successive year. As a result, there can be no assurance that the estimates and assumptions made in preparing these forecasts will prove accurate, that the projected results will be realized or that actual results will not be significantly higher or lower than projected results. These forecasts cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such.

These forecasts include certain financial measures which do not conform to U.S. Generally Accepted Accounting Principles, which we refer to as GAAP, including EBITDA, Adjusted EBITDA and Adjusted EBITDA Less Capital Expenditures, as defined below. Management provided this information to the board of directors, the Company’s financial advisors and Parent because management believes these non-GAAP financial measures could be useful in evaluating the business, potential operating performance and cash flow of the Company. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as presented in this supplement may not be comparable to similarly titled amounts used by other companies in the industry. The footnotes to the tables below provide certain supplemental information with respect to the calculation of these non-GAAP financial measures.

These forecasts were not prepared with a view toward public disclosure, soliciting proxies or complying with GAAP, the published guidelines of the SEC regarding financial projections and forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections and forecasts. Neither the Company’s independent registered public accounting firm nor any other independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these forecasts and, accordingly, neither the Company’s independent registered public accounting firm nor any other independent registered public accounting firm has expressed any opinion or given any other form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the prospective financial information.

In April 2016, the Company prepared updated ranges of projections for the fiscal year ending August 31, 2017, which we refer to as the April Forecast. The April Forecast revised downward the Company’s previous financial forecasts for the fiscal year ending August 31, 2017 to reflect the Company’s actual financial results and also reflected management’s revised view of the Company’s financial prospects as of April 2016.

The following is a summary of the April Forecast prepared by management of the Company and given to the board of directors and the Company’s financial advisors. Certain data from the April Forecast was provided to Parent. The accuracy of the assumptions reflected in the April Forecast will determine whether the Company’s performance falls on the higher or lower end of the ranges set forth below.

Summary April Forecast ($ in millions, except enrollments)
	Fiscal Year Ending August 31,
	2016E(1)	2017E
New Enrollments(2)	80,000	60,000 – 65,000
Total Revenue	2,108	1,915 – 1,960
Unadjusted EBITDA(3)	26	114 – 119
Adjusted EBITDA(4)	220	195 – 230
Unadjusted EBITDA Less Capital Expenditures(5)	(54)	34 – 39

(1)	Fiscal year ending August 31, 2016, not adjusted to give pro forma effect for the full year contribution of Career Partner GmbH, which was acquired by the Company on December 11, 2015.
(2)	Represents new enrollments (as prepared for internal purposes) at the University of Phoenix.

(3)	EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. For purposes of the April Forecast, EBITDA, as presented above, is defined as earnings before interest, taxes, depreciation and amortization.
(4)	Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. For purposes of the April Forecast, Adjusted EBITDA, as presented above, is defined as EBITDA, adjusted to add back special items, including restructuring, acquisition costs, goodwill impairment, certain legal and transaction expenses in connection with the merger.
(5)	Unadjusted EBITDA Less Capital Expenditures is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income (or any other financial measures disclosed by the Company) as a measure of operating performance or cash flows or as a measure of liquidity. Unadjusted EBITDA less Capital Expenditures may not be consistent with the Company’s public disclosures related to cash flow.

Reconciliations of non-GAAP financial measures used in the April Forecasts to the most directly comparable GAAP measures are provided below:

($ in millions, except enrollments)

	Fiscal Year Ending August 31,
	2016E(1)	2017E Low End of Range	2017E High End of Range
Operating Income	(84)	(1)	4
Depreciation & Amortization	110	115	115

EBITDA	26	114	119
Restructuring	87	70	100
Acquisition Costs	5	—	—
Goodwill Impairment	73	—	—
Non-Recurring Legal Expenses	11	11	11
Merger-Related Expenses	17	—	—

Adjusted EBITDA	220	195	230

(1)	Fiscal year ending August 31, 2016, not adjusted to give pro forma effect for the full year contribution of Career Partner GmbH, which was acquired by the Company on December 11, 2015.

Interests of Certain Persons in the Merger

The definitive proxy statement describes certain interests of executive officers and directors of the Company that may be different from, or in addition to, the interests of the Company’s shareholders generally. The board of directors were aware of these interests and considered them at the time they evaluated and negotiated the merger agreement and the merger, and in recommending that the merger agreement be adopted by the shareholders of the Company. The following disclosure supplements the section of the definitive proxy statement titled “Interests of Certain Persons in the Merger” appearing on pages 77-81 of the definitive proxy statement.

Treatment of Company Equity Awards

The following table sets forth for (i) each individual named executive officer, (ii) the four other executive officers (as a group) and (iii) the nine non-employee directors (as a group), the number of unvested Company stock options, unvested Company restricted stock units, unvested Company performance stock units and unvested Company deferred stock units outstanding as of April 29, 2016 and the cash amounts payable (on a pre-tax basis) in respect of such Company equity awards at the effective time of the merger, assuming, in the case of Company performance stock units, target performance. Depending on when the merger occurs, certain equity awards that are now unvested and included in the table below may vest pursuant to the terms of the equity awards based on the completion of continued service with the Company, independent of the merger. Neither Brian L. Swartz, our former Senior Vice President and Chief Financial Officer nor Joseph L. D’Amico, who most recently served as our Interim Chief Financial Officer have any outstanding equity awards in the Company as of April 29, 2016 and accordingly, have been excluded from the below table.

	Unvested Company Stock Options	Unvested Company Stock Options	Unvested Company Restricted Stock Units	Unvested Company Restricted Stock Units	Unvested Company Performance Stock Units	Unvested Company Performance Stock Units	Unvested Company Deferred Stock Units	Unvested Company Deferred Stock Units	Estimated Total Cash Consideration for Unvested Company Equity Awards
	(#)	($)	(#)	($)	(#)	($)	(#)	($)	($)
Gregory W. Cappelli	880,043	—	328,905	3,289,050	—	—	—	—	3,289,050
Gregory J. Iverson	18,526	—	180,878	1,808,780	—	—	—	—	1,808,780
J. Mitchell Bowling	236,564	—	191,623	1,916,230	—	—	—	—	1,916,230
Sean B. Martin	205,040	—	445,990	4,459,900	—	—	—	—	4,459,900
Timothy P. Slottow	55,488	—	75,438	754,380	—	—	—	—	754,380
Other Executive Officers (as a group)(1)	151,862	—	168,391	1,683,910	47,862	478,620	91,060	910,600	3,073,130
Non-Employee Directors (as a group)(2)	—	—	77,358	773,580	—	—	38,679	386,790	1,160,370

(1)	Includes equity holdings of the following executive officers of the Company: Terri C. Bishop, Frederick H. Newton, Curtis Uehlein and Peter V. Sperling.
(2)	Includes equity holdings of the following non-employee directors of the Company: Dr. Dana H. Born, Matthew Carter, Richard H. Dozer, Dr. Roy A. Herberger, Dr. Ann Kirschner, Robert S. Murley, Manuel F. Rivelo, Darby E. Shupp and Allen R. Weiss.

Senior Executive Severance Pay Plan

Under the Company’s Senior Executive Severance Pay Plan, which we refer to as the Severance Plan, each of Messrs. Iverson, Bowling, Martin and Slottow, as well as our other executive officers, Ms. Bishop, Mr. Newton, Mr. Sperling and Mr. Uehlein will be entitled to the severance payments and benefits set forth below if terminated by the Company without “cause” (as such term is defined in the Severance Plan).

•	Cash severance equal to the sum of (i) 150% (200% for Mr. Sperling) annual base salary and (ii) the average of the executive’s annual bonus earned for the three fiscal years preceding the fiscal year of his termination, paid in the form of salary continuation over the eighteen (18) months (24 months for Mr. Sperling), following the executive’s termination (which we refer to as the salary continuation period);

•	A lump sum payment equal to the number of months in the salary continuation period multiplied by the difference in the monthly COBRA premium for continued coverage under the Company’s group health plans and active employee rates, based on the level of coverage in effect on the date of termination for the executive and the executive’s spouse and dependents, as applicable; and

•	Outplacement assistance.

Under the Severance Plan, each of the executives is required to execute an effective and enforceable general release of all claims against the Company as a condition to receiving the payments and benefits thereunder, and must also comply with perpetual non-disparagement provisions and non-solicitation restrictions for the salary continuation period.

Pursuant to the offer letter entered into with Mr. Slottow in connection with his appointment as the President of University of Phoenix, in the event Mr. Slottow experiences a qualifying termination of employment prior to June 20, 2016, in addition to the severance benefits described above, Mr. Slottow will be entitled to receive six additional months of salary continuation payments, as well as payment in respect of 100% of the average of his annual bonus earned for the three fiscal years preceding the fiscal year of his termination.

Based upon the executives’ compensation levels as of the date of this proxy statement and assuming that the merger closed on April 29, 2016 and the executives experienced a qualifying termination in connection therewith, the amount of cash severance that would be payable, along with the payment in respect of COBRA health care coverage costs and the estimated value of outplacement assistance (assuming that outplacement assistance services are provided at the expense of the Company for a period of six months following the qualifying termination) are as follows: Mr. Iverson, $886,825 (plus $18,920 in respect of COBRA and outplacement assistance); Mr. Bowling, $1,162,405 (plus $23,053 in respect of COBRA and outplacement assistance); Mr. Martin, $1,198,395 (plus $27,331 in respect of COBRA and outplacement assistance); Mr. Slottow, $1,360,000 (plus $18,964 in respect of COBRA and outplacement assistance) and the four other executive officers (as a group) $5,103,706 (plus $75,237 in respect of COBRA and outplacement assistance).

The compensation and benefits payable to the executives under the Company’s Severance Plan upon a qualifying termination are not subject to any change in control or other transaction-related enhancements. Accordingly, the closing of the merger will have no impact on the executive officers’ severance entitlements listed above.

Cash Retention Awards

Each of Messrs. Cappelli, Iverson, Bowling, Martin, Slottow and Uehlein hold cash-based long-term incentive awards previously granted by the Company, the unvested portion of which will become fully vested (at which time applicable repayment obligations will lapse) in the event the executive experiences a qualifying termination of employment. Assuming the effective time of the merger occurs on April 29, 2016, the executive experiences a qualifying termination of employment in connection therewith, and the executive delivers an effective and enforceable general release of all claims against the Company, the amount of the cash retention awards in which the executives will vest (and for which the repayment obligations will lapse) are as follows: Mr. Cappelli, $750,000; Mr. Iverson, $80,000; Mr. Bowling, $275,000; Mr. Martin, $210,000, Mr. Slottow, $175,000 and Mr. Uehlein, $200,000.

Apollo Global Cash-Based Performance Stock Units

Mr. Uehlein holds Apollo Global cash-based performance stock units that will become vested, subject to achievement of applicable performance metrics, upon the effective time of the merger. Assuming the effective time of the merger occurs on April 29, 2016 and at that time, the performance conditions applicable to Mr. Uehlein’s Apollo Global performance units are achieved at target levels, he will receive a payment of $850,000 in respect of such awards.

Litigation Relating to the Merger

The definitive proxy statement describes the litigation relating to the merger up to and including March 23, 2016, the date of the definitive proxy statement. The discussion below supplements that description up to and including the date of this supplement.

Update to the Litigation Relating the Merger

On March 25, 2016, plaintiff Mara Simkhovich, a Company shareholder, filed a putative class action complaint in the Superior Court of the State of Arizona, Maricopa County, on behalf of a class of Company shareholders, captioned Simkhovich v. Apollo Education Group, Inc., Case No. CV2016-002339, which we refer to as the Simkhovich Action, challenging the merger and naming as defendants: (i) the Company; (ii) Parent; (iii) Apollo Global Management, LLC; (iv) The Vistria Group, LP; (v) Najafi Companies, LLC; (vi) Apollo Investment Fund VIII, L.P.; (vii) Barclays Capital Inc.; and (viii) the Company’s board of directors.

On March 28, 2016, plaintiff John F. Miglio filed an amended complaint, which added as defendants (i) the Apollo Class B Voting Stock Trust No. 1; and (ii) Evercore Group L.L.C., which we refer to collectively, together with the Company, Parent, Apollo Global Management, The Vistria Group, LLC, Najafi Companies, Apollo Investment Fund VIII, L.P., Barclays Capital Inc. and the Company’s board of directors, as the Defendants.

Additionally, three other actions were filed and subsequently dismissed in: Miglio v. Apollo Education Group, Inc., Case No. CV2016-051829; Blanchfield v. Apollo Education Group, Inc., Case No. CV2016-0011738; and Simkhovich v. Apollo Education Group, Inc., CV2016-003939.

From April 8 through April 22, 2016, the Company produced certain documents relating to the merger, including the Company’s board minutes and materials considered by the Company’s board of directors in evaluating the merger.

On April 12, 2016, the Superior Court of the State of Arizona, Maricopa County consolidated the Simkhovich Action, and four other cases previously described in the definitive proxy statement (Miglio v. Apollo Education Group, Inc., et al., Case No. CV2016-003718, Ladouceur v. Apollo Education Group, Inc., et al. Case No. CV 2016-002148, Wagner v. Apollo Education Group, Inc., et al. Case No. CV 2016-001905 and Casey v. Apollo Education Group, Inc., et al., Case No. CV2016-051605) into a consolidated action captioned In re Apollo Education Group, Inc. Shareholder Litigation, Lead Case No. CV2016-001905, which we refer to as the Consolidated Action. The Superior Court of the State of Arizona, Maricopa County also appointed Faruqi & Faruqi, LLP and Berman DeValerio as Lead Counsel; designated DeConcini McDonald Yetwin & Lacey, P.C. and Bonnett Fairbourn Friedman & Balint, P.C. as Liaison Counsel; and designated Brodsky & Smith, LLC, Wolf Popper LLP, Levi & Korinsky LLP and Profy Promisloff & Ciarlanto, P.C. as plaintiffs’ “Executive Committee.”

On April 19, 2016, counsel for the parties to the Consolidated Action, which we refer to as the Parties, entered into a confidentiality agreement to protect confidential information exchanged during discovery in the Consolidated Action.

Settlement of Certain Litigation

On April 26, 2016, after review and analysis of the information produced, Lead Counsel sent a settlement demand letter to counsel for certain Defendants requesting that the price per share payable in the merger be increased by $0.75 per share.

On May 1, 2016, following further discussions with the Company, the Parent proposed a revised offer price of $10.00 per share, representing an increase in consideration of $0.50 per share from the original offer price.

On May 1, 2016, in connection with the May 1 amendment, and following extensive arms’ length negotiations about a potential resolution of the Consolidated Action, counsel for the Parties entered into a Memorandum of Understanding, which we refer to as the MOU, providing for the settlement of the Consolidated Action. As provided in the MOU, the Parties agreed to negotiate and sign a Stipulation of Settlement, which we refer to as the Stipulation, reflecting the terms of the MOU. In addition, the MOU provides that the Company will pay an as-yet undetermined amount of attorneys’ fees and expenses, either in an amount ordered by the court in the Consolidated Action or another reasonable amount agreed upon by the Parties. Finally, the MOU provides that Defendants will release the Consolidated Action plaintiffs from all legal claims related to the merger or aiding and abetting breach of any fiduciary duty.

There can be no assurance that the parties will enter into the Stipulation or that the Superior Court of the State of Arizona, Maricopa County will approve the settlement even if the parties were to enter into the Stipulation. In the event that parties do not enter into the Stipulation or the Superior Court of the State of Arizona, Maricopa County does not approve the settlement, the proposed settlement as contemplated by the MOU would be null and void.

Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers

The definitive proxy statement sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officers of the Company that is based on or otherwise relates to the merger. The following disclosure supplements and restates the section of the definitive proxy statement titled “Advisory Vote on Merger-Related Compensation For the Company’s Named Executive Officers” appearing on pages 116-118 of the definitive proxy statement.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of the Company that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to our named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of the Company’s shareholders, as described below in this section.

The estimated value of the payments and benefits that the Company’s named executive officers will receive in connection with the merger are quantified below in accordance with Item 402(t) of Regulation S-K. The estimated values are based on (i) per share merger consideration of $10.00, (ii) salary, target bonus levels and equity award holdings as of the date of this proxy statement, (iii) a merger closing assumed to occur on April 29, 2016 (the last practicable date determined in accordance with Item 402(t) of Regulation S-K) and (iv) a termination of each named executive officer by the Company without “cause” or by the executive for “good reason” on the closing date. Depending on when the merger occurs, certain equity awards that are now unvested and included in the table below may vest pursuant to the terms of the equity awards based on the completion of continued service with the Company, independent of the merger. In addition, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before completion of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. All dollar amounts have been rounded to the nearest whole dollar.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Gregory W. Cappelli	$4,208,188	$3,289,050	$3,969	$7,501,207
Gregory J. Iverson	$981,776	$1,808,780	$3,969	$2,794,525
Joseph L. D’Amico(4)	—	—	—	—
J. Mitchell Bowling	$1,456,489	$1,916,230	$3,969	$3,376,688
Sean B. Martin	$1,431,757	$4,459,900	$3,969	$5,895,626
Timothy P. Slottow	$1,993,745	$754,380	$3,969	$2,752,094
Brian L. Swartz(5)	—	—	—	—

(1)	The amounts in this column reflect the (a) cash severance payments, (b) payments in respect of COBRA coverage costs, (c) cash-based long-term incentive awards and (d) cash-based retention awards that would become payable to each of Messrs. Cappelli, Iverson, Bowling, Martin and Slottow, as follows:

	Cash Severance ($)(a)	COBRA Coverage Payment ($)(b)	Cash LTI Award ($)(c)	Cash Retention Award ($)(d)	Total ($)
Gregory W. Cappelli	$3,423,400	$34,788	—	$750,000	$4,208,188
Gregory J. Iverson	$886,825	$14,951	—	$80,000	$981,776
Joseph L. D’Amico	—	—	—	—	—
J. Mitchell Bowling	$1,162,405	$19,084	—	$275,000	$1,456,489
Sean B. Martin	$1,198,395	$23,362	—	$210,000	$1,431,757
Timothy P. Slottow	$1,360,000	$14,995	$443,750	$175,000	$1,993,745
Brian L. Swartz	—	—	—	—	—

(a)	Pursuant to the terms of his amended and restated employment agreement with the Company, for Mr. Cappelli, represents double-trigger cash severance equal to 200% of the sum of (i) annual base salary and (ii) the average of the annual bonus Mr. Cappelli earned for the three fiscal years preceding the fiscal year of his termination, paid in the form of salary continuation over the 12 months following his termination. Pursuant to the terms of the Company’s Severance Plan, for each of Messrs. Iverson, Bowling, Martin and Slottow, represents double-trigger cash severance equal to the sum of (i) 150% annual base salary and (ii) the average of the executive’s annual bonus earned for the three fiscal years preceding the fiscal year of his termination, paid in the form of salary continuation over the 18 months following the executive’s termination. For Mr. Slottow, represents an additional six months of salary continuation payments and an additional payment equal to 100% of the average of the annual bonus earned by Mr. Slottow for the three fiscal years preceding the fiscal year of his termination, pursuant to the terms of his offer letter with University of Phoenix.
(b)	For Mr. Cappelli, represents a lump sum double-trigger payment equal to eighteen (18) multiplied by the monthly COBRA premium for continued coverage under the Company’s group health plans, based on the level of coverage in effect on the date of termination for Mr. Cappelli and his spouse and dependents, as applicable. For each of Messrs. Iverson, Bowling, Martin and Slottow, represents a lump sum double-trigger payment equal to eighteen (18) multiplied by the difference in the monthly COBRA premium for continued coverage under the Company’s group health plans and active employee rates, based on the level of coverage in effect on the date of termination for the executive and the executive’s spouse and dependents, as applicable.
(c)	Represents the unvested portion of cash-based long-term incentive awards previously granted to Mr. Slottow that will become payable upon the effective time of the merger as a single-trigger payment.
(d)	Represents the unvested portion of cash-based retention awards previously granted to each of Messrs. Cappelli, Bowling, Martin and Slottow that will become fully vested (and at which time the applicable repayment obligations will lapse) upon a qualifying termination of employment that occurs following the effective time of the merger.

The amounts payable in (a)-(d) above are, in each case, subject to the executive’s delivery of an effective and enforceable general release of all claims against the Company. For Mr. Cappelli, the amounts payable in (a) and (b) above are subject to his ongoing compliance with non-competition and non-solicitation restrictions for a period of 12 months following his termination of employment. For each of Messrs. Iverson, Bowling, Martin and Slottow, the amounts payable in (a) and (b) above are subject to the executive’s ongoing compliance with non-solicitation restrictions for the period during which he receives salary continuation payments, as well as compliance with perpetual non-disparagement requirements.

(2)	The amounts in this column reflect single-trigger payments made in respect of unvested Company restricted stock units. Amounts do not reflect payments made on account of vested Company stock options or vested Company deferred stock units. As of the date of this proxy statement none of our named executive officers hold any Company performance units, and all Company stock options held by our named executive officers will be cancelled at the effective time of the merger for no consideration because such Company stock options have exercise prices that are greater than the per share merger consideration. Please see the section titled “The Merger Agreement—Treatment of Common Stock and Company Equity Awards” beginning on page 88 of the definitive proxy statement for a description of the treatment of outstanding equity awards in connection with the merger.
(3)	The amounts in this column reflect the estimated value of six months of outplacement assistance services, which is a double-trigger entitlement provided at the Company’s expense to Mr. Cappelli pursuant to the Company’s historical practice of providing such benefits to similarly situated executive employees, and to Messrs. Iverson, Bowling, Martin and Slottow, pursuant to the terms of the Company’s Severance Plan.
(4)	Mr. D’Amico’s employment with the Company terminated effective January 22, 2016.
(5)	Mr. Swartz’s employment with the Company terminated effective May 15, 2015.

Merger-Related Compensation Proposal

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, the Company is seeking a non-binding, advisory shareholder approval of the compensation of the Company’s named executive officers that is based on or otherwise relates to the merger as disclosed above in this section. The proposal gives the Company’s shareholders the opportunity to express their views on the merger-related compensation of the Company’s named executive officers.

Accordingly, the Company is requesting shareholders to adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in ‘Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers—Golden Parachute Compensation,’ are hereby APPROVED.”

Vote Required and the Company Board Recommendation

The vote on this proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, you may vote not to approve this proposal on merger-related named executive officer compensation and vote to adopt the merger agreement and vice versa. Because the vote is advisory in nature, it will not be binding on the Company, regardless of whether the merger agreement is adopted. Approval of the non-binding, advisory proposal with respect to the compensation that may be received by the Company’s named executive officers in connection with the merger is not a condition to completion of the merger, and failure to approve this advisory matter will have no effect on the vote to adopt the merger agreement. Because the merger-related named executive officer compensation to be paid in connection with the merger is based on contractual arrangements with the named executive officers, such compensation may be payable, regardless of the outcome of this advisory vote, if the merger agreement is adopted (subject only to the contractual conditions applicable thereto).

The advisory vote on the compensation that may be received by the Company’s named executive officers in connection with the merger will be approved if holders of a majority of the shares of our Class A common stock and Class B common stock, collectively, cast in person or by proxy, at the special meeting vote “FOR” such proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION THAT MAY BE RECEIVED BY THE COMPANY’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

Market Price of Class A Common Stock

The definitive proxy statement contains the historic market price of our Class A Common Stock up to and including March 21, 2016, the most recent practicable date before the definitive proxy statement was mailed to our shareholders. The disclosure below supplements that description up to and including April 29, 2016, the most recent practicable date before this supplement was filed with the Securities and Exchange Commission.

Our Class A common stock is listed for trading on the NASDAQ under the symbol “APOL”. The table below shows the high and low sales price of our Class A common stock, for the periods indicated, as reported on the NASDAQ.

	Class A Common Stock Price		Dividend Per Share
	High	Low
FY 2014
First quarter	$29.07	$18.50	$0.00
Second quarter	$35.92	$24.18	$0.00
Third quarter	$35.23	$26.05	$0.00
Fourth quarter	$32.10	$26.29	$0.00

FY 2015
First quarter	$31.44	$23.30	$0.00
Second quarter	$34.55	$24.82	$0.00
Third quarter	$28.53	$16.05	$0.00
Fourth quarter	$17.36	$10.20	$0.00

FY 2016
First quarter	$12.43	$6.83	$0.00
Second quarter	$8.94	$6.31	$0.00
Third quarter through April 29, 2016	$8.53	$7.11	$0.00

The closing price of our Class A common stock on the NASDAQ on January 8, 2016, immediately prior to the announcement that the Company’s board of directors was pursuing strategic alternatives was $6.59 per share. On April 29, 2016, the most recent practicable date before this supplement was filed with the Securities and Exchange Commission, the closing price for our Class A common stock on the NASDAQ was $7.80 per share. You are encouraged to obtain current market quotations for our Class A common stock in connection with voting your shares of Class A common stock.

Where You Can Find More Information

In connection with the merger, the Company filed the definitive proxy statement and, as applicable, the Company has filed and may file further relevant materials with the Securities and Exchange Commission. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT, BECAUSE THEY CONTAIN, OR AS APPLICABLE, WILL CONTAIN, IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The Company’s public filings are available in electronic format to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission at http://www.sec.gov. Information contained in the Securities and Exchange Commission’s website is expressly not incorporated by reference into this supplement. You can also review the Company’s Securities and Exchange Commission filings on its website at http://investors.apollo.edu/phoenix.zhtml?c=79624&p=irol-sec. Information included on, or otherwise accessible through, the Company’s website is not incorporated into, and does not form a part of, this supplement.

Annex A

EXECUTION VERSION

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”), dated as of May 1, 2016, to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 7, 2016, by and among Apollo Education Group, Inc., an Arizona corporation (the “Company”), AP VIII Queso Holdings, L.P., a Delaware limited partnership (“Parent”), and Socrates Merger Sub, Inc., an Arizona corporation and wholly owned subsidiary of Parent (“Merger Sub”) is made and entered into by and among Parent, Merger Sub and the Company. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, Parent, Merger Sub and the Company entered into the Merger Agreement on February 7, 2016;

WHEREAS, Section 9.2 of the Merger Agreement provides that at any time prior to the Effective Time, the parties thereto may modify, supplement or amend the Merger Agreement, by a written agreement authorized by the board of directors and executed and delivered by duly authorized officers of the respective parties;

WHEREAS, each of Parent, Merger Sub and the Company desires to amend certain terms of the Merger Agreement as set forth this Amendment and to make certain representations, warranties, covenants and agreements in connection with this Amendment; and

WHEREAS, the respective boards of directors or other governing body of each of Parent, Merger Sub and the Company have approved the Merger on the terms and subject to the conditions set forth in the Merger Agreement, as amended by this Amendment, and have approved and declared advisable the Merger Agreement, as amended by this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

1. Merger Consideration. The first sentence of Section 4.1(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Each share, without par value, of Class A Common Stock (the “Class A Shares”) and each share, without par value, of Class B Common Stock (the “Class B Shares”) of the Company (each unit of Class A Shares or Class B Shares, a “Share,” or, the Class A Shares and Class B Shares collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company, in each case not held on behalf of third parties (each, an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted into the right to receive cash, without interest, in the amount of $10.00 per Share (the “Per Share Merger Consideration”).”

2. Approval of Sole Shareholder of Merger Sub. Section 6.15 of the Merger Agreement is hereby amended to insert the following after the last sentence therein:

“Immediately following execution of Amendment No. 1 to this Agreement, Parent shall execute and deliver, in accordance with Section 10-1103 of the ARS and in its capacity as sole shareholder of Merger Sub, a written consent approving the plan of merger contained in this Agreement, as amended by Amendment No. 1 to this Agreement.”

3. Interpretation; Construction. Section 9.13 of the Merger Agreement is hereby amended to add the following as a new subsection (d):

“(d) Each reference to “herein”, “hereof,” “hereunder,” “hereby,” and “this Agreement” shall, from and after the date of this Amendment, refer to the Merger Agreement, as amended by this Amendment. Each reference herein to “the date of this Amendment” shall refer to the date set forth above and each reference to the “date of this Agreement”, the “date hereof”, “concurrently with the execution and delivery of this Agreement” and similar references shall refer to February 7, 2016.”

4. Representations and Warranties.

(a) Company. The Company hereby represents and warrants to Parent and Merger Sub that (i) the Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Amendment, (ii) this Amendment has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Amendment by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception and (iii) as of the date of this Amendment, the Company Board has (A) determined that the Merger Agreement, as amended by this Amendment, the Merger and the Transactions are fair to and are in the best interests of the Company and its shareholders, (B) approved, adopted and declared advisable the Merger Agreement, as amended by this Amendment, and the Merger and the Transactions and (C) subject to Section 6.2 of the Merger Agreement, resolved to recommend the Company Recommendation and directed that the Merger Agreement, as amended by this Amendment, be submitted to the holders of Class A Shares and Class B Shares for their approval. The Company Board has received an oral opinion of (i) its financial advisor, Barclays, to be confirmed in writing and dated the date of this Amendment, and (ii) its financial advisor, Evercore, to be confirmed in writing and dated the date of this Amendment, and each such opinion is to the effect that, as of the date hereof and subject to the assumptions, limitations, conditions and qualifications set forth in each such opinion, from a financial point of view, the Per Share Merger Consideration to be offered to the holders of Class A Shares and Class B Shares (other than Excluded Shares) in the Merger, taken in the aggregate, is fair to such holders. Neither Barclays nor Evercore has been requested to opine as to, and neither the Barclays opinion nor the Evercore opinion in any manner addresses, the allocation of the aggregate consideration payable pursuant to the Merger Agreement, as amended by this Amendment, among the holders of Class A Shares and Class B Shares.

(b) Parent and Merger Sub. Parent and Merger Sub each hereby represent and warrant to the Company that (i) no vote of holders of limited partner interests of Parent is necessary to approve the Merger Agreement, as amended by this Amendment, the Merger or the Transactions, (ii) each of Parent and Merger Sub has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under the Merger Agreement, as amended by this Amendment, and, subject only to the approval of the Merger Agreement, as amended by this Amendment, by Parent as the sole shareholder of Merger Sub, to consummate the Merger and the Transactions, and (iii) this Amendment has been duly executed and delivered by each of Parent and Merger Sub and, assuming due execution and delivery of the Merger Agreement, as amended by this Amendment, by the Company, constitutes a legal, valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its term, subject to the Bankruptcy and Equity Exception.

5. Confirmation of Merger Agreement. Other than as expressly modified pursuant to this Amendment, all of the terms, covenants and other provisions of the Merger Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms.

6. Counterparts. This Amendment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

7. Miscellaneous. The provisions of Article IX of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified by this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

APOLLO EDUCATION GROUP, INC.

By:	/s/ Gregory W. Cappelli

Name:	Gregory W. Cappelli
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

AP VIII QUESO HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, L.P., its general partner

By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

SOCRATES MERGER SUB, INC.

By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

Annex B

745 Seventh Avenue New York, NY 10019 United States

CONFIDENTIAL

May 1, 2016

Board of Directors

Apollo Education Group, Inc.

227 W. Monroe St., Suite 3600

Chicago, IL 60606

Members of the Board of Directors:

We understand that Apollo Education Group, Inc. (the “Company”) intends to enter into an amended transaction (the “Proposed Transaction”) with AP VIII Queso Holdings, L.P. (“Parent”), pursuant to which (i) Socrates Merger Sub, Inc., an Arizona corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), will be merged with and into the Company with the Company surviving the merger (the “Merger”), and (ii) at the effective time of the Merger, each share, without par value, of Class A Common Stock (the “Class A Shares”) and each share, without par value, of Class B Common Stock (the “Class B Shares” and, together with the Class A Shares, the “Shares”) of the Company issued and outstanding (other than Shares owned by Parent, Merger Sub, the Company or any of their respective direct or indirect wholly owned subsidiaries (the “Excluded Shares”)) will be converted into the right to receive $10.00 in cash, without interest (the “Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the agreement and plan of merger by and among the Company, Parent and Merger Sub dated as of February 7, 2016 (the “Original Agreement”), as amended by Amendment No. 1, dated as of May 1, 2016 (the “Amendment”, and the Original Agreement, as amended by the Amendment, the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the holders of the Shares (other than Excluded Shares) of the Consideration to be offered to such holders in the Proposed Transaction, taken in the aggregate. We have not been requested to opine as to, and our opinion does not in any manner address, (i) the Company’s underlying business decision to proceed with or effect the Proposed Transaction, (ii) the likelihood of the consummation of the Proposed Transaction, or (iii) the long term financial viability of the Company. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Consideration to be offered to the holders of the Shares (other than Excluded Shares) in the Proposed Transaction. This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Consideration to be offered to such holders in the Proposed Transaction, taken in the aggregate. We do not express any view on, and our opinion does not address, the allocation of the aggregate consideration payable pursuant to the Agreement among the holders of Class A Shares and Class B Shares.

In arriving at our opinion, we reviewed and analyzed: (1) the Original Agreement, a draft of the Amendment, dated as of May 1, 2016 (the “Draft Amendment”) and the specific terms of the Proposed Transaction; (2) certain publicly available information concerning the Company that we believe to be relevant to our analysis, including certain press releases by the Company, the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015, and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2016; (3) financial and operating information and forecasts with respect to the business, operations and prospects of the Company furnished to us by the Company, including the financial projections of the Company dated April 28, 2016 and prepared by management of the Company (the “Projections”); (4) a trading history of the Company’s common stock from April 29, 2011 to April 29, 2016 and a comparison of that trading history with those of other companies that we deemed relevant; (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant; (6) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company; (7) the regulatory environment of the sector in which the Company operates and its impact on the Company’s financial condition and operating performance; (8) the Company’s current and ongoing liquidity position and its impact on the Company’s ability to meet its current and ongoing cash requirements; (9) the financing alternatives available to the Company in the current operating and market environment; and (10) the results of efforts to solicit indications of interest from third parties with respect to an acquisition of the Company or its assets. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Projections for the 2016 and 2017 fiscal years, upon the advice of the Company, we have assumed that such Projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and, at the direction of the Board of Directors of the Company, have relied upon such Projections for purposes of our analysis and opinion. As we have discussed with the Board of Directors of the Company, we have not relied upon or utilized the Projections for any period beyond the 2016 and 2017 fiscal years for purposes of our analysis and opinion. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

We have assumed that the executed Amendment will conform in all material respects to the Draft Amendment reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be offered to the holders of the Shares (other than Excluded Shares) in the Proposed Transaction, taken in the aggregate, is fair to such holders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and have received, and will receive, fees for our services, a portion of which was payable upon rendering our opinion dated February 7, 2016 in connection with entry into the Original Agreement and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement.

We and our affiliates have performed various investment banking and financial services for the Company in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, we and our affiliates have acted as a lender and documentation agent in the Company’s $625 million syndicated revolving credit facility in April 2012. In addition, we and our affiliates have performed in the past, and currently are performing, various investment banking and financial services for Apollo Management L.P. and certain of its affiliates and its affiliated funds’ portfolio companies, including Parent, and expect to perform such services in the future, and have received and expect to receive, customary fees for such services. Specifically, we and our affiliates have acted and are acting as (i) financial advisor to Apollo Management, L.P. and certain of its affiliates and its affiliated funds’ portfolio companies, including Parent, in connection with certain mergers and acquisition transactions; (ii) arranger, bookrunnner and/or lender for Apollo Management, L.P. and certain of its affiliates and its affiliated funds’ portfolio companies, including Parent, in connection with the financing for various acquisition transactions; and (iii) underwriter, initial purchaser and placement agent for various equity and debt offerings undertaking by Apollo Management, L.P. and certain of its affiliates and its affiliated funds’ portfolio companies, including Parent. We and our affiliates have not performed investment banking and financial services for Vistria Fund, LP, Najafi Companies or Parent since 2010, but may perform such services in the future, and would expect to receive customary fees for such services.

Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company, Apollo Management L.P. and certain of its affiliates and its affiliated funds’ portfolio companies, Vistria Fund, LP and Najafi Companies for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.

Annex C

May 1, 2016

The Board of Directors of

Apollo Education Group, Inc.

4025 S. Riverpoint Parkway

Phoenix, AZ 85040

Members of the Board of Directors:

We understand that Apollo Education Group, Inc., an Arizona corporation (the “Company”), proposes to enter into an Amendment, dated as of the date hereof (the “Amendment”), , with AP VIII Queso Holdings, L.P., a Delaware limited partnership (“Parent”), and Socrates Merger Sub, Inc., an Arizona corporation and a wholly owned subsidiary of Parent (“Merger Sub”), to the Agreement and Plan of Merger, dated as of February 7, 2016 (the “Original Merger Agreement”, and as amended by the Amendment, the “Merger Agreement”) among the Company, Parent and Merger Sub. Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the “Merger”, and together with any of the other transactions contemplated by the Merger Agreement and the Support Agreement, as defined in the Merger Agreement, the “Transactions”). As a result of the Merger, among other things, each share of Class A Common Stock, without par value (the “Class A Shares”), and each share of Class B Common Stock, without par value (the “Class B Shares”), of the Company (each unit of Class A Shares or Class B Shares, a “Share,” or, the Class A Shares and Class B Shares collectively, the “Shares”), issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company, in each case not held on behalf of third parties (each, an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted into the right to receive cash, without interest, in the amount of $10.00 per Share (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate formerly representing any of the Shares and each non-certificated Share represented by book entry (in each case, other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest, subject to compliance with the procedures for surrender of such Shares as set forth in the Merger Agreement. Each Excluded Share, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of such Excluded Share, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist. The terms and conditions of the Transactions are more fully set forth in the Merger Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

The Board of Directors of the Company (the “Board of Directors”) has asked us whether, in our opinion, the Per Share Merger Consideration to be offered to the holders of Class A Shares and Class B Shares (other than Excluded Shares) in the Merger, taken in the aggregate, is fair, from a financial point of view, to such holders.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company prepared and furnished to us by management of the Company;

(iii)	reviewed certain non-public historical and projected operating data relating to the Company prepared and furnished to us by management of the Company;

Letter to The Board of Directors of Apollo Education Group, Inc.

May 1, 2016

(iv)	discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections and the Company’s record of achieving its projections in the past);

(v)	reviewed the reported prices and the historical trading activity of the Class A Shares;

(vi)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(vii)	compared the financial performance of the Company and the valuation multiples relating to the Merger with those of certain other transactions that we deemed relevant;

(viii)	reviewed the Merger Agreement dated February 7, 2016 and a draft of the Amendment, which we have assumed is in substantially final form and from which we assume the final form will not vary in any respect material to our analysis;

(ix)	discussed the Project Zeus sales process with management and the Company’s financial advisors, Barclays and Credit Suisse; and

(x)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial data relating to the Company referred to above, and the risks associated with achieving those projections, we have assumed that, as of the time of their preparation, they were reasonably prepared on bases reflecting the best estimates available at such time and good faith judgments of management of the Company as to the future financial performance of the Company under the business assumptions reflected therein. For purposes of our analysis, with the Company’s permission, we utilized portions of the Company’s projections for FY 2016 and FY 2017 and otherwise assigned little or no weight to the remainder of the Company’s estimates.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Transactions will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transactions will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Transactions or materially reduce the benefits to the holders of the Shares of the Transactions.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

Letter to The Board of Directors of Apollo Education Group, Inc.

May 1, 2016

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Shares, from a financial point of view, of the aggregate Per Share Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed Transactions to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the aggregate Per Share Merger Consideration or otherwise. We have assumed that any modification to the structure of the Transactions will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Transactions as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transactions. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Shares or any business combination or other extraordinary transaction involving the Company. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Transactions, including as to how any holder of Shares should vote or act in respect of the Transactions. We express no opinion herein as to the price at which Class A Shares will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We received a fee in connection with the delivery of our opinion dated February 7, 2016 in connection with entry into the Original Merger Agreement, and will receive a fee in connection with the delivery of this opinion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. Prior to this engagement, we, Evercore Group L.L.C., and its affiliates had not provided financial advisory services to the Company. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have maintained an active business relationship with Apollo Global Management, L.L.C. (Parent is a subsidiary of investment funds affiliated with Apollo Investment Fund VIII, L.P., Apollo Overseas Partners VIII, L.P., Apollo Overseas Partners (Delaware 892) VIII, L.P. and Apollo Overseas Partners (Delaware) VIII, L.P.) pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates. We may provide financial or other services to the Company, Parent, or their respective affiliates in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, Parent and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors in connection with their evaluation of the Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

Letter to The Board of Directors of Apollo Education Group, Inc.

May 1, 2016

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Merger Consideration to be offered to the holders of Class A Shares and Class B Shares (other than Excluded Shares) in the Merger, taken in the aggregate, is fair, from a financial point of view, to such holders.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ William Hiltz
William Hiltz
Senior Managing Director

C-4